EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-3 ASR No. 333-289162) of Rithm Capital Corp. and Subsidiaries and in the related Prospectus, and
(2)Registration Statement (Form S-8 No. 333-273741) pertaining to the Rithm Capital Corp. 2023 Omnibus Incentive Plan;
of our reports dated February 18, 2026, with respect to the consolidated financial statements of Rithm Capital Corp. and Subsidiaries and the effectiveness of internal control over financial reporting of Rithm Capital Corp. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2025.

/s/ Ernst & Young LLP

New York, New York
February 18, 2026